Exhibit 99.3

April 24, 2014

Mr. Steven A. Davis

Chairman of the Board and

Chief Executive Officer

Ms. Cheryl L. Krueger

Chairperson, Nominating and

Corporate Governance Committee

Colin M. Daly

Corporate Secretary

Bob Evans Farm, Inc.

8111 Smith’s Mill Road

New Albany, Ohio 43054

Dear Board of Directors:

This letter serves to acknowledge that pursuant to the requirements of Section XI.B of the Company’s Corporate Governance Principles, since I have reached the age of 72, I am retiring from my position as director on the Board of Directors of Bob Evans Farms, Inc. (“Bob Evans”), effective immediately prior to the Bob Evans’ 2014 Annual Meeting of Stockholders, and that I will not stand for reelection at such meeting. To avoid any uncertainty, my retirement as a director is not related to any disagreement with Bob Evans.

I look forward to serving out the remainder of my term, and it has been a true privilege and honor to be a member of the Bob Evans Board of Directors and serve on the Finance Committee.

I would like to wish all of you the very best in years ahead.

Yours sincerely,

/s/ Larry C. Corbin

Larry C. Corbin